                                                                    EXHIBIT 10.8

Certain portions of this Exhibit have been deleted and filed separately with the Commission pursuant to Rule 406. (Spaces corresponding to deleted portions appear in brackets with asterisks.)
                                                               December 11, 1991

                            PLATE MATERIAL AGREEMENT

                               PRINTWARE - GAISSER

PURPOSE: The purpose of this agreement is to establish the criteria for a business relationship between PRINTWARE, Inc., a Minnesota Corporation, having its principal offices at 1385 Mendota Heights Road, St. Paul, Minnesota 55120, herein after referred to as "PRINTWARE," and E. J. Gaisser, Inc., a Connecticut Corporation, having its principal offices at 49 Liberty Place, Stamford, CT, 06904 hereinafter referred to as "Gaisser," for the distribution of electrostatic material for use in the PRINTWARE 1440 plate imager and its variations. This agreement clarifies and supersedes the Plate Material Agreement dated April 21, 1988.

CONFIDENTIALITY: Certain trade information, 1440 plate imager information, and future product information shall be kept confidential per Attachment A.

PRODUCTS: Products include "Economy grade plate material" and "Premium-grade plate material." Future products may be added by mutual agreement.

PRODUCT QUALITY: The plate material to be initially supplied by Gaisser shall be of customer acceptable quality, and shall meet the specifications per Attachment B. Future specifications may define additional materials. In the event that materials do not meet the specifications or standards of customer acceptable quality, Gaisser shall accept the returned material for credit. Gaisser shall not be held liable for consequential damages as a result of defective plate material.

EXCLUSIVITY: PRINTWARE shall make its reasonable best efforts to market and sell the Gaisser plate materials. Gaisser shall not, independently of PRINTWARE, distribute or provide for distribution electrostatic infrared-sensitive material usable in the PRINTWARE 1440 plate imager or its variations.

MINIMUM PURCHASE: In consideration of such exclusivity, and subject to PRINTWARE's continued determination that the materials are of acceptable quality, PRINTWARE agrees to purchase a minimum of $600,000 in plate material from Gaisser in each year beginning January 1, 1992. If the minimum purchase quantities are not met without good cause, Gaisser's only remedy is relief from exclusivity restrictions.

PLATE MATERIAL PRICE: The price of Premium-grade plate material shall not exceed $0.12/square foot and the price of the Economy-grade plate material shall not exceed $0.091/square foot for the period ending June 30, 1992.

PLATE MATERIAL PRICE ADJUSTMENTS: Subsequent price increases shall not exceed the sum of 80% of the change in the Producer Price Index in the period between plate material price adjustments as reported by the U.S. Department of Commerces, and 20% of the change in the average price paid by Gaisser for raw paper stock from the previous plate material price adjustment. Gaisser shall provide evidence, such as invoices, of price changes in raw paper stock. Price adjustments shall occur on June 30, 1992 and then annually beginning January 1, 1993.

DYE SUPPLY: In consideration of exclusivity, PRINTWARE agrees to supply infrared-sensitive dyes to Gaisser for use in the plate materials at PRINTWARE'S then current standard cost. The standard cost of the dye as of November 8, 1991, was $6.54/gram.

PRINTWARE SUPPORT: In consideration of exclusivity during the term of this agreement, PRINTWARE agrees to provide production support to Gaisser including the loan of a 1440 plate imager, and reasonable technical support of the refinement and production of the plate material by PRINTWARE personnel.

TERM: The term of this Agreement shall extend from the date shown above until the first to occur of the following dates: (a) the date, if any, mutually agreed to in writing by both parties for the termination of the term of this Agreement; (b) either party defaults in the performance or compliance with any material provision of this Agreement and such default has not been remedied within thirty days after the date the other party gives written notice to the defaulting party; or (c) either party ceases to function as a going concern.

ENFORCEABILITY: Delay or failure of either party in exercising any right hereunder or partial or single exercise thereof, shall not be deemed to constitute the waiver of that right. If any provision of this Agreement shall become inoperative or unenforceable as applied in any particular case or becomes in conflict with any other provisions hereof, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case or circumstances. The invalidity of any provision of this Agreement shall not affect the remaining provisions of this Agreement.

EXCUSABLE DELAYS AND DEFAULT: Either party shall be excused from any delay or failure in performance hereunder caused by reason of any occurrence of contingency beyond its reasonable control, including, but not limited to an act of God, earthquake, labor disputes, fiats, governmental requirements, inability to secure materials and transportation difficulties. The obligations and rights of the party so excused shall be extended on a day-to-day basis for the time period equal to the period of such excusable delay.

GOVERNING LAW/ARBITRATION: All disputes and controversies arising out of the performance of this Agreement shall be settled by arbitration in Chicago, Illinois as a neutral venue. The arbitrators shall have substantial familiarity with the subject matter at issue.

WARRANTY: Gaisser warrants its products conform to the statements made in Attachment B; to meet customer acceptable quality standards; to be free of defects in material and workmanship for a period of eighteen months from the date of sale by Gaisser; not to infringe a valid U.S. Patent; and to be free of title encumbrance. Gaisser will credit PRINTWARE's account upon determination of defective material.


PAYMENT: Payment for purchase orders shall be net thirty (30) days from the date of shipment.

COMPLETE AGREEMENT AND AMENDMENT: This Agreement contains the entire agreement of the parties, and no representation, inducements, promises or agreements, oral or otherwise, among the parties not embodied herein shall be of any force or effect; provided, however, that the terms of this Agreement may be changed, amended, or waived by a subsequent writing signed each of the parties hereto.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the 12th day of December, 1991.

PRINTWARE, Inc.                         E. J. Gaisser Inc.


By   /s/ Daniel Baker                   By    /s/ James H. Gaisser    12-16-91
  ----------------------------------      ------------------------------------

  Its      Vice President                 Its    President
     -------------------------------         ---------------------------------



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

ATTACHMENT A: CONFIDENTIAL INFORMATION

Printware Confidential Information Includes, but is not limited to the following items:

1.   Plate Material Specification P/N 802222

2.   Printware Customer Lists

3.   Pricing of Plate Material Sold by Gaisser to Printware

4.   Printware Customer Pricing

                                  ATTACHMENT B


                                 PRINTWARE INC.

                                     1440 PS

                          ELECTROSTATIC PLATE MATERIAL

                       PART NUMBER 802222-TAB   REV 5/1/91

                              CONFIDENTIAL MATERIAL
                        NON-DISCLOSURE AGREEMENT REQUIRED



                      [*CONFIDENTIAL TREATMENT REQUESTED*]



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